Exhibit 99.1

NEWS RELEASE
Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE REPORTS FOURTH QUARTER
AND FULL YEAR 2006 RESULTS

FEBRUARY 22, 2007 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ), today reported financial results for the fourth quarter and year ended December 31, 2006.

Revenues for the fourth quarter of 2006 were $61.6 million, compared to $60.8 million in the same quarter of 2005.  The Company’s net loss was $4.9 million in the fourth quarter of 2006, compared to a net loss of $4.2 million in the fourth quarter of 2005.  Diluted net loss per share was $0.23 in the fourth quarter of 2006, compared to a diluted net loss per share of $0.20 in the fourth quarter of 2005.  Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and the effects of certain other items was $8.3 million and $8.8 million in the fourth quarters of 2006 and 2005, respectively.  Available Cash, as defined in the Company’s credit agreement, for the fourth quarter of 2006 was $2.0 million.  A discussion regarding the presentation of Adjusted EBITDA and Available Cash in this press release, including reconciliations of Adjusted EBITDA to EBITDA and net income (loss) and the calculation of Available Cash, is set forth below in the section titled, “SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION.”

“Our results in the fourth quarter of 2006 were slightly below last year’s performance as a result of challenges in our non-ice businesses, the bottled water operations in particular, and higher professional services expenses related to the implementation of Sarbanes Oxley during the quarter,” commented Chairman and Chief Executive Officer, William P. Brick.  “However, the results of our ice operations exceeded last year’s fourth quarter as various operating initiatives continued to provide benefits that we are optimistic will continue into 2007.  Overall, we are pleased with our 2006 results in comparison to the expectations we initially set at this time last year.”

Revenues in the full year 2006 were $346.0 million, compared to $319.8 million in 2005.  The Company’s net income was $14.7 million in 2006, compared to a net loss of $12.1 million in 2005.  Diluted net income per share was $0.68 in 2006, compared to a diluted net loss per share of $0.72 in 2005.  Adjusted EBITDA was $88.7 million in 2006, compared to $84.4 million in 2005.  Available Cash for the full year 2006 was $55.5 million.

Results for 2006 and 2005 include non-cash goodwill impairment charges of $3.3 million and $5.7 million, respectively, related to the Company’s non-ice business segment.  Non-cash impairment charges totaling $0.4 million related to property, plant and equipment were also recognized in 2006.  The results for 2005 include $6.2 million of expenses associated with the

Company’s initial public offering and related transactions and a $28.1 million loss on extinguishment of debt related to the redemption of the Company’s 8⅞% senior subordinated notes and the refinancing of its senior credit facility.  In 2006, expenses of $0.6 million were incurred in connection with a secondary offering of the Company’s common stock.

The Company completed one acquisition during the fourth quarter of 2006, bringing the total for the year to ten.  These ten acquisitions had an aggregate acquisition cost of approximately $12.9 million.  Historical annual revenues and Adjusted EBITDA associated with these acquisitions are approximately $8.3 million and $2.3 million, respectively.  In 2007, five acquisitions have been completed through the date of this press release with an aggregate acquisition cost of $11.3 million.  Historical annual revenues and Adjusted EBITDA associated with these 2007 acquisitions are approximately $8.1 million and $2.0 million, respectively. “These recent acquisitions are a continuation of our strategy of acquiring companies in markets that will bring us immediate benefits while improving our ability to service our customers,” commented Mr. Brick.  “We are continuously evaluating opportunities and expect additional acquisitions during the remainder of 2007.”

OUTLOOK

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.  These statements do not include the potential impact of any mergers, acquisitions or other business combinations or divestitures that may be completed after February 22, 2007.  The projections for 2007 include the effects of the acquisitions completed through the date of this press release.

Management expects revenues in 2007 to range between $360 million and $370 million and net income to range from $19.2 million to $23.4 million.  Diluted net income per share is expected to be in the range of $0.87 to $1.06.  Adjusted EBITDA for 2007 is expected to be in the range of $95 million to $100 million.  Available Cash is expected to range from $58.5 million to $67.9 million in 2007, with Available Cash per diluted share ranging from $2.66 to $3.09.  Capital expenditures for the full year 2007 are expected to range between $19 million and $21 million and dispositions to total $2 million to $3 million, for net capital expenditures of $16 million to $19 million.

CONFERENCE CALL

The Company has scheduled a conference call for today, Thursday, February 22, 2007 at 10:00 a.m. Eastern Time.  To participate, dial 888-321-8161 ten minutes prior to the start time, referencing confirmation code 8117237 or the Reddy Ice conference call.  A telephonic replay will be available through March 1, 2007 and may be accessed by calling 800-642-1687 and using the above confirmation code.  A live webcast and archived replay of the conference call can also be accessed on the Company’s website at www.reddyice.com.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to more than 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.   Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

— Financial Tables Follow —

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(in thousands, except per share amounts)
Revenues	$61,591	$60,843	$346,038	$319,772
Cost of sales (excluding depreciation)	41,880	42,372	212,851	196,223
Depreciation expense related to cost of sales	5,038	4,647	19,517	18,838
Gross profit	14,673	13,824	113,670	104,711
Operating expenses	12,445	10,785	49,978	42,030
Depreciation and amortization expense	1,476	1,411	5,879	5,691
Loss on dispositions of assets	976	857	1,107	1,848
Impairment of assets	—	—	3,718	5,725
Management agreement termination fees and transaction bonuses and expenses	—	—	—	6,171
Income (loss) from operations	(224)	771	52,988	43,246
Loss on extinguishment of debt	—	—	—	28,189
Interest expense	7,119	6,895	28,755	34,421
Income (loss) before income taxes	(7,343)	(6,124)	24,233	(19,364)
Income tax benefit (expense)	2,458	1,886	(9,572)	7,248
Net income (loss)	$(4,885)	$(4,238)	$14,661	$(12,116)

Basic net income (loss) per share:
Net income (loss)	$(0.23)	$(0.20)	$0.68	$(0.72)
Weighted average common shares outstanding	21,532	21,229	21,405	16,760

Diluted net income (loss) per share:
Net income (loss)	$(0.23)	$(0.20)	$0.68	$(0.72)
Weighted average common shares outstanding	21,532	21,229	21,716	16,760

Cash dividends declared per share	$0.4000	$0.3825	$1.5825	$0.5904

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
OTHER SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(in thousands)
Packaged ice revenues	$56,924	$54,703	$324,433	$296,368
Other ice revenues	2,025	2,162	9,025	8,387
Total ice revenues	58,949	56,865	333,458	304,755
Non-ice revenues	2,642	3,978	12,580	15,017
Total revenues	$61,591	$60,843	$346,038	$319,772

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

	December 31, 2006	December 31, 2005
	(in thousands)
Cash and cash equivalents	$39,434	$33,997
Total current assets, excluding cash and cash equivalents	41,517	38,559
Total assets	610,272	603,764

Accounts payable and accrued expenses	$32,749	$31,112
Dividends payable	8,828	8,296
Total current and non-current debt (including revolving credit facility)	364,895	352,960
Total stockholders’ equity	167,648	183,183
Total liabilities and stockholders’ equity	610,272	603,764

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

EBITDA represents net income (loss) before income taxes, interest, depreciation and amortization expenses.  Adjusted EBITDA represents EBITDA as further adjusted to give effect to unusual items, non-cash items and other adjustments set forth below, such additional adjustments being required to calculate covenant ratios and compliance under the Company’s credit facility.  EBITDA and adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles (“GAAP”) and are not measures of financial condition or profitability.  EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for “net income (loss)”, the most directly comparable GAAP financial measure, as an indicator of operating performance.

By presenting Adjusted EBITDA, Reddy Ice intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future.  Reddy Ice evaluates operating performance based on several measures, including Adjusted EBITDA, as Reddy Ice believes it is an important measure of the operational strength of its business.  Furthermore, the additional adjustments included in the calculation of Adjusted EBITDA are required to calculate covenant ratios and compliance under the Company’s credit facility, including its ability to pay dividends.

Adjusted EBITDA as we have presented it, may not be comparable to similarly titled measures used by other companies.  Adjusted EBITDA is not necessarily a measure of Reddy Ice’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income (loss)”.  Users of this financial information should consider the types of events and transactions which are excluded.  A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA follows:

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(in thousands, unaudited)
Net income (loss)	$(4,885)	$(4,238)	$14,661	$(12,116)
Depreciation expense related to cost of sales	5,038	4,647	19,517	18,838
Depreciation and amortization expense	1,476	1,411	5,879	5,691
Interest expense	7,119	6,895	28,755	34,421
Income tax expense (benefit)	(2,458)	(1,886)	9,572	(7,248)
EBITDA	6,290	6,829	78,384	39,586
Other non-cash charges:
Stock-based compensation expense	1,068	1,125	4,794	2,471
Loss on disposition of assets	976	857	1,107	1,848
Impairment of assets	—	—	3,718	5,725
Loss on extinguishment of debt	—	—	—	28,189
Monitoring fees (a)	—	—	—	394
Transaction expenses (b)	—	—	649	6,171
Adjusted EBITDA	$8,334	$8,811	$88,652	$84,384

(a)          Represents the elimination of monitoring fees paid to the Company’s majority owners prior to August 12, 2005.

(b)         Represents costs incurred in connection with (i) the Company’s initial public offering and related transactions in August 2005 and includes $0.5 million of non-cash stock-based compensation expense related to a grant of common stock to certain employees and (ii) the Company’s secondary stock offering in May 2006.  The secondary offering costs were paid by Reddy Holdings from the excess cash remaining from the initial public offering of its common stock in August 2005.

The Company’s credit agreement requires that pro forma effect be given to certain items, such as acquisitions of businesses and the purchase of leased assets, when calculating Adjusted EBITDA.  The following table sets forth the calculation of pro forma Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(in thousands, unaudited)
Adjusted EBITDA	$8,334	$8,811	$88,652	$84,384
Acquisition adjustments (a)	8	237	628	2,391
Elimination of lease expense (b)	—	—	—	273
Pro forma adjusted EBITDA	$8,342	$9,048	$89,280	$87,048

(a)          Represents the incremental Adjusted EBITDA of acquired businesses as if each acquisition had been consummated on the first day of the period presented.  All acquisitions included herein were consummated on or before December 31, 2006.

(b)         Represents the elimination of historical lease expense resulting from the purchase of certain leased real estate in the third quarter of 2005.

Available Cash is a defined term in the Company’s credit agreement and is a key measure in evaluating the Company’s ability to pay dividends.  Available cash for the fourth quarter of 2006 and year ended December 31, 2006 is calculated as follows:

	Three Months Ended December 31, 2006	Year Ended December 31, 2006
	(in thousands, unaudited)
Adjusted EBITDA	$8,334	$88,652
Less:
Cash paid for interest expense	3,668	15,475
Cash paid for income taxes	553	864
Capital expenditures, net of proceeds from dispositions	2,056	16,615
Principal repayments of indebtedness	13	204
Available Cash	$2,044	$55,494

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
RECONCILIATION OF PROJECTED NET INCOME TO
PROJECTED ADJUSTED EBITDA AND PROJECTED AVAILABLE CASH
(Unaudited)

	Projected
	Year Ending December 31,
	2007	2007
	Lower Range	Upper Range
	(in millions)
Net income	$19.2	$23.4
Depreciation expense related to cost of sales	20.8	20.2
Depreciation and amortization expense	6.7	6.3
Interest expense	30.8	30.0
Income tax expense	13.4	16.2
EBITDA	90.9	96.1
Other non-cash charges - Stock-based compensation expense	4.1	3.9
Adjusted EBITDA	95.0	100.0
Cash paid for interest expense	(16.3)	(15.5)
Cash paid for income taxes	(1.1)	(0.5)
Capital expenditures, net of proceeds from dispositions	(19.0)	(16.0)
Principal payments on debt	(0.1)	(0.1)
Available Cash	$58.5	$67.9